Report of Independent Accountants



To the Board of Directors and Shareholders of Central Newspapers, Inc.

We have reviewed the accompanying consolidated statement of financial position of Central Newspapers, Inc. and its subsidiaries as of June 28, 1998, and the consolidated statements of income, shareholders' equity and of cash flows for the three-month and six-month periods ended June 28, 1998 and June 29, 1997. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an option.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited in accordance with generally accepted auditing standards, the consolidated statements of financial position as of December 28, 1997, and the related consolidated statements of income, shareholders' equity and of cash flows for the year then ended (not presented herein), and in our report dated February 2,1998 we expressed an unqualified opinion on those consolidated financial statements of financial position as of December 28, 1997, is fairly stated in all material respects in relation to the consolidated statement of financial position from which it has been derived.

August 3, 1998
Phoenix, Arizona

/s/PriceWaterhouseCoopers LLP
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PriceWaterhouseCoopers LLP